Exhibit 21
Subsidiaries of the Registrant
Advanced Communications USA, Inc. (Delaware)
Pinnacle Wireless USA, Inc. (Delaware)
DirectSat USA, LLC (Delaware)
FTS USA, LLC (Delaware)
Nex-Link USA Communications, Inc. (California)
Unitek Acquisition, Inc. (Delaware)
Unitek Canada Inc. (Ontario)
UniTek USA, LLC (Delaware)